Exhibit 99.1

Inventergy Announces Closure of a $2 Million License deal

CAMPBELL, CA -- February 12, 2015- Inventergy Global, Inc. (NASDAQ: INVT) ("Inventergy"), today announced that it has entered into a five year $2 million patent license agreement with a mid-tier telecommunications technology company providing IP Multimedia Subsystems (IMS) solutions.

"Inventergy is extremely pleased to announce this licensing agreement," stated Joe Beyers, Chairman and CEO of Inventergy. “We believe consensual license agreements like this provide mutual value, and furthermore validate the success of both our strategic business model and our management team, whose historical track record in prior roles produced billions of dollars in licensing revenues. We look forward to announcing additional revenue events.”

The signed agreement provides a five-year license to two of Inventergy’s portfolios purchased from Nokia and Huawei. These assets include 56 patent families comprised of over 250 patents and patent applications including standards-essential patents pertaining to IMS technology.

About Inventergy Global, Inc.

Inventergy Global, Inc. is Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy Global, visit www.inventergy.com.

Contact:

Chris Camarra

Director, Investor Relations

Inventergy, Inc.

chris@inventergy.com

212-260-0579

inventergy.com  / 900 E. Hamilton Avenue, Suite 180 / Campbell, CA 95008